Exhibit 99.1

Cable One Reports Third Quarter 2021 Results

November 4, 2021 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended September 30, 2021.

Cable One contributed its Anniston, Alabama system (the “Anniston System”) to Hargray Communications, a data, video and voice services provider (“Hargray”), in exchange for an equity interest in Hargray on October 1, 2020 (the “Anniston Exchange”), and acquired the remaining equity interests in Hargray that it did not already own (the “Hargray Acquisition”) on May 3, 2021. The results discussed below and presented in the tables within this press release include Hargray operations (which includes the Anniston System) for the period since the May 3, 2021 acquisition date and otherwise excludes the Anniston System operations for the periods since the October 1, 2020 disposition date.

Third Quarter 2021 Highlights:

●

Total revenues were $430.2 million in the third quarter of 2021 compared to $339.0 million in the third quarter of 2020, an increase of 26.9%. Revenues for the third quarter of 2021 included $78.4 million from Hargray operations and revenues for the third quarter of 2020 included $9.4 million from the Anniston System. Year-over-year, residential data revenues increased 26.0% and business services revenues increased 44.2%. Residential data and business services revenues for the third quarter of 2021 included $27.8 million and $22.8 million, respectively, from Hargray operations. Residential data and business services revenues for the third quarter of 2020 included $4.3 million and $1.4 million, respectively, from the Anniston System.

●

Net income was $52.3 million in the third quarter of 2021 (including $6.0 million from Hargray operations), a decrease of 21.2% year-over-year. Adjusted EBITDA(1) was $220.5 million in the third quarter of 2021 (including $34.7 million from Hargray operations), an increase of 26.4% year-over-year. Net profit margin was 12.1% and Adjusted EBITDA margin(1) was 51.2%.

●

Net cash provided by operating activities was $182.7 million in the third quarter of 2021, an increase of 44.1% year-over-year. Adjusted EBITDA less capital expenditures(1) was $99.6 million in the third quarter of 2021 (including $12.2 million from Hargray operations), a decrease of $0.2 million, or 0.2%, compared to the third quarter of 2020.

●

Residential data primary service units (“PSUs”) grew by approximately 13,000, or 1.4%, sequentially and grew by approximately 151,000, or 19.2%, year-over-year. Approximately 110,000 residential data PSUs were acquired in the Hargray Acquisition, of which approximately 19,000 were contributed to Hargray in the Anniston Exchange.

Other Highlight:

●	On October 8, 2021, the Company entered into an agreement to purchase certain assets and assume certain liabilities from CableAmerica, a data, video and voice services provider in central Missouri, for $113.0 million in cash on a debt-free basis, subject to customary post-closing adjustments. The CableAmerica acquisition is expected to provide the Company opportunities for footprint expansion in Missouri, margin growth and potential cost synergy realization. The transaction is subject to customary closing conditions and is expected to be financed with cash on hand and close before the end of 2021.

(1)

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Third Quarter 2021 Financial Results Compared to Third Quarter 2020

Revenues increased $91.3 million, or 26.9%, to $430.2 million for the third quarter of 2021. Revenues for the third quarter of 2021 included $78.4 million from Hargray operations and revenues for the third quarter of 2020 included $9.4 million from the Anniston System. The year-over-year increase was driven primarily by revenues from Hargray operations, residential data, business services and other revenue growth, partially offset by decreases in residential video and residential voice revenues. For the third quarter of 2021 and 2020, residential data revenues comprised 51.1% and 51.5% of total revenues, respectively, and business services revenues comprised 19.9% and 17.5% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $121.7 million in the third quarter of 2021 and increased $14.4 million, or 13.4%, compared to the third quarter of 2020. The increase in operating expenses was primarily attributable to $22.0 million of additional expenses related to Hargray operations, partially offset by a $6.3 million reduction in programming expenses and a $2.1 million decrease in labor and other compensation-related costs. Operating expenses for the three months ended September 30, 2020 included increased labor costs and other operating expenses as a result of the COVID-19 pandemic. Operating expenses as a percentage of revenues were 28.3% and 31.7% for the third quarter of 2021 and 2020, respectively.

Selling, general and administrative expenses were $95.1 million and $62.6 million for the third quarter of 2021 and 2020, respectively. The increase in selling, general and administrative expenses was primarily attributable to $21.7 million of additional expenses related to Hargray operations and increases of $3.6 million in labor and other compensation-related costs, $2.5 million in marketing costs, $2.5 million in bad debt expense and $1.7 million in professional fees. The increase in compensation costs was primarily due to higher equity compensation and other performance-based compensation expenses. Bad debt expense was lower in the three months ended September 30, 2020 as collections of receivables during the pandemic were better than initially estimated. Selling, general and administrative expenses as a percentage of revenues were 22.1% and 18.5% for the third quarter of 2021 and 2020, respectively.

Depreciation and amortization expense was $92.6 million for the third quarter of 2021, including $24.8 million from Hargray operations, and increased $21.2 million, or 29.7%, compared to the third quarter of 2020. Depreciation and amortization expense as a percentage of revenues was 21.5% and 21.1% for the third quarter of 2021 and 2020, respectively.

Interest expense increased $12.9 million, or 73.7%, to $30.5 million, driven primarily by additional outstanding debt.

Other expense, net, was $22.8 million for the third quarter of 2021 and consisted primarily of a $25.6 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC, partially offset by interest and investment income. Other income, net, was $3.2 million for the third quarter of 2020 and consisted of interest and investment income.

Income tax provision was $13.0 million and $15.5 million for the third quarter of 2021 and 2020, respectively, and the Company’s effective tax rate was 20.3% and 19.0% for the third quarter of 2021 and 2020, respectively. The increase in the effective tax rate was due primarily to a $6.2 million increase in income tax expense related to a change in the valuation allowance associated with the put and call options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC and a $3.2 million income tax benefit in the prior year attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act that did not recur in the current year, partially offset by a $5.9 million favorable impact from state taxes due to an increase in state tax credits recognized and a lower blended effective state tax rate and a $1.8 million increase in excess tax benefit from equity-based compensation awards.

Net income was $52.3 million in the third quarter of 2021 compared to $66.3 million in the prior year quarter.

Adjusted EBITDA was $220.5 million (including $34.7 million from Hargray operations) and $174.4 million for the third quarter of 2021 and 2020, respectively, an increase of 26.4%. Capital expenditures for the third quarter of 2021 totaled $120.9 million (including $22.6 million from Hargray operations) compared to $74.6 million for the third quarter of 2020. Adjusted EBITDA less capital expenditures for the third quarter of 2021 was $99.6 million (including $12.2 million from Hargray operations) compared to $99.8 million in the prior year quarter, a decrease of 0.2%.

Liquidity and Capital Resources

At September 30, 2021, the Company had $489.5 million of cash and cash equivalents on hand compared to $574.9 million at December 31, 2020. The Company’s debt balance was $3.9 billion and $2.2 billion at September 30, 2021 and December 31, 2020, respectively. The Company had $458.6 million available for borrowing under its revolving credit facility as of September 30, 2021.

The Company paid $16.6 million in dividends to stockholders during the third quarter of 2021.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the third quarter of 2021 on Thursday, November 4, 2021, at 5 p.m. Eastern Time (ET).

The conference call will be available via a live audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-200-6205 (International: 1-929-526-1599) and using the access code 302365. Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from November 4, 2021 until November 18, 2021 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 (the “Third Quarter 2021 Form 10-Q”), which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision (benefit), changes in operating assets and liabilities, change in deferred income taxes and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit agreement and the indenture governing the Company’s non-convertible senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE:CABO) is a leading broadband communications provider committed to connecting customers and communities to what matters most. Through Sparklight® and the associated Cable One family of brands, the Company serves more than 1.1 million residential and business customers in 24 states. Over its fiber-optic infrastructure, the Cable One family of brands provide residential customers with a wide array of connectivity and entertainment services, including Gigabit speeds, advanced WiFi and video. For businesses ranging from small and mid-market up to enterprise, wholesale and carrier, the Company offers scalable, cost-effective solutions that enable businesses of all sizes to grow, compete and succeed.

Contacts Trish Niemann Senior Director, Corporate Communications 602-364-6372 patricia.niemann@cableone.biz	Steven Cochran Chief Financial Officer investor_relations@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition as well as anticipated impacts from, and the Company’s responses to, the COVID-19 pandemic. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K and the Third Quarter 2021 Form 10-Q as filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	risks that the Company may fail to realize the benefits anticipated as a result of the Hargray Acquisition;
●	risks relating to existing or future acquisitions and strategic investments by the Company;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	risks associated with the Company’s convertible indebtedness;
●	the Company’s ability to continue to pay dividends;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
●	adverse economic conditions, labor shortages, supply chain disruptions and changes in rates of inflation;
●	fluctuations in the Company’s stock price;
●	dilution from equity awards, convertible indebtedness and potential future convertible debt and stock issuances;
●	damage to the Company’s reputation or brand image;
●	the Company’s ability to retain key employees;
●	the Company’s ability to incur future indebtedness;
●	provisions in the Company’s charter that could limit the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K and the Third Quarter 2021 Form 10-Q as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands, except per share data)	2021	2020	Change	% Change
Revenues:
Residential data	$219,942	$174,527	$45,415	26.0%
Residential video	89,507	83,553	5,954	7.1%
Residential voice	12,645	11,490	1,155	10.1%
Business services	85,728	59,441	26,287	44.2%
Other	22,415	9,951	12,464	125.3%
Total Revenues	430,237	338,962	91,275	26.9%
Costs and Expenses:
Operating (excluding depreciation and amortization)	121,657	107,303	14,354	13.4%
Selling, general and administrative	95,103	62,596	32,507	51.9%
Depreciation and amortization	92,600	71,421	21,179	29.7%
(Gain) loss on asset sales and disposals, net	3,376	1,511	1,865	123.4%
Total Costs and Expenses	312,736	242,831	69,905	28.8%
Income from operations	117,501	96,131	21,370	22.2%
Interest expense	(30,495)	(17,560)	(12,935)	73.7%
Other income (expense), net	(22,833)	3,231	(26,064)	NM
Income before income taxes and equity method investment income (loss), net	64,173	81,802	(17,629)	(21.6)%
Income tax provision	13,029	15,515	(2,486)	(16.0)%
Income before equity method investment income (loss), net	51,144	66,287	(15,143)	(22.8)%
Equity method investment income (loss), net	1,111	-	1,111	NM
Net income	$52,255	$66,287	$(14,032)	(21.2)%

Net Income per Common Share:
Basic	$8.68	$11.04	$(2.36)	(21.4)%
Diluted	$8.33	$10.96	$(2.63)	(24.0)%
Weighted Average Common Shares Outstanding:
Basic	6,019,517	6,001,561	17,956	0.3%
Diluted	6,460,875	6,050,415	410,460	6.8%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$9,506	$5,807	$3,699	63.7%
Comprehensive income	$61,761	$72,094	$(10,333)	(14.3)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	September 30, 2021	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$489,537	$574,909
Accounts receivable, net	55,993	38,768
Income taxes receivable	20,226	41,245
Prepaid and other current assets	33,046	17,891
Total Current Assets	598,802	672,813
Equity investments	699,105	807,781
Property, plant and equipment, net	1,801,369	1,265,460
Intangible assets, net	2,817,446	1,278,198
Goodwill	944,871	430,543
Other noncurrent assets	39,006	33,543
Total Assets	$6,900,599	$4,488,338

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$239,107	$174,139
Deferred revenue	23,970	21,051
Current portion of long-term debt	34,570	26,392
Total Current Liabilities	297,647	221,582
Long-term debt	3,810,324	2,148,798
Deferred income taxes	822,575	366,675
Interest rate swap liability	89,970	155,357
Other noncurrent liabilities	148,859	100,627
Total Liabilities	5,169,375	2,993,039

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 shares issued; and 6,044,932 and 6,027,704 shares outstanding as of September 30, 2021 and December 31, 2020, respectively)	62	62
Additional paid-in capital	550,420	535,586
Retained earnings	1,408,346	1,228,172
Accumulated other comprehensive loss	(91,731)	(140,683)
Treasury stock, at cost (130,467 and 147,695 shares held as of September 30, 2021 and December 31, 2020, respectively)	(135,873)	(127,838)
Total Stockholders' Equity	1,731,224	1,495,299
Total Liabilities and Stockholders' Equity	$6,900,599	$4,488,338

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands)	2021	2020	Change	% Change
Net income	$52,255	$66,287	$(14,032)	(21.2)%
Net profit margin	12.1%	19.6%

Plus: Interest expense	30,495	17,560	12,935	73.7%
Income tax provision	13,029	15,515	(2,486)	(16.0)%
Depreciation and amortization	92,600	71,421	21,179	29.7%
Equity-based compensation	5,428	3,867	1,561	40.4%
(Gain) loss on deferred compensation	-	93	(93)	(100.0)%
Acquisition-related costs	762	563	199	35.3%
(Gain) loss on asset sales and disposals, net	3,376	1,511	1,865	123.4%
System conversion costs	797	248	549	221.4%
Rebranding costs	-	517	(517)	(100.0)%
Equity method investment (income) loss, net	(1,111)	-	(1,111)	NM
Other (income) expense, net	22,833	(3,231)	26,064	NM
Adjusted EBITDA	$220,464	$174,351	$46,113	26.4%
Adjusted EBITDA margin	51.2%	51.4%

Less: Capital expenditures	$120,859	$74,578	$46,281	62.1%
Capital expenditures as a percentage of net income	231.3%	112.5%
Capital expenditures as a percentage of Adjusted EBITDA	54.8%	42.8%

Adjusted EBITDA less capital expenditures	$99,605	$99,773	$(168)	(0.2)%

NM = Not meaningful.

	Three Months Ended September 30,
(dollars in thousands)	2021	2020	Change	% Change
Net cash provided by operating activities	$182,662	$126,785	$55,877	44.1%
Capital expenditures	(120,859)	(74,578)	(46,281)	62.1%
Interest expense	30,495	17,560	12,935	73.7%
Non-cash interest expense	(2,423)	(1,118)	(1,305)	116.7%
Income tax provision (benefit)	13,029	15,515	(2,486)	(16.0)%
Changes in operating assets and liabilities	10,489	34,418	(23,929)	(69.5)%
Change in deferred income taxes	(12,580)	(16,999)	4,419	(26.0)%
(Gain) loss on deferred compensation	-	93	(93)	(100.0)%
Acquisition-related costs	762	563	199	35.3%
System conversion costs	797	248	549	221.4%
Rebranding costs	-	517	(517)	(100.0)%
Fair value adjustment	(25,600)	-	(25,600)	NM
Other (income) expense, net	22,833	(3,231)	26,064	NM
Adjusted EBITDA less capital expenditures	$99,605	$99,773	$(168)	(0.2)%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of September 30,		Change
(in thousands, except percentages and ARPU data)	2021	2020	Amount	%
Homes Passed	2,654	2,355	299	12.7%

Residential Customers(1)	1,041	897	144	16.0%

Data PSUs(1)	935	784	151	19.2%
Video PSUs(1)	265	263	2	0.8%
Voice PSUs(1)	107	96	12	12.5%
Total residential PSUs(1)	1,308	1,143	165	14.4%

Business Customers(1)	104	87	17	19.6%

Data PSUs(1)	95	81	14	17.0%
Video PSUs(1)	14	14	0	2.5%
Voice PSUs(1)	44	36	8	21.2%
Total business services PSUs(1)	153	131	22	16.6%

Total Customers	1,144	984	161	16.3%
Total non-video	869	699	169	24.2%
Percent of total	75.9%	71.1%		4.8%

Data PSUs	1,030	866	165	19.0%
Video PSUs	279	277	2	0.8%
Voice PSUs	151	132	20	14.9%
Total PSUs	1,461	1,274	187	14.6%

Penetration
Data(1)	38.8%	36.8%		2.1%
Video(1)	10.5%	11.8%		(1.2)%
Voice(1)	5.7%	5.6%		0.1%

Share of Third Quarter Revenues
Residential data	51.1%	51.5%		(0.4)%
Business services	19.9%	17.5%		2.4%
Total	71.0%	69.0%		2.0%

ARPU - Third Quarter
Residential data(1), (2)	$78.53	$74.69	$3.84	5.1%
Residential video(1), (2)	$110.74	$102.72	$8.02	7.8%
Residential voice(1), (2)	$38.72	$39.17	$(0.45)	(1.1)%
Business services(1), (3)	$277.27	$229.10	$48.17	21.0%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Due to the recency of the May 3, 2021 Hargray Acquisition, certain Hargray bulk accounts are counted as business PSUs and business customer relationships, whereas Cable One classifies such accounts as residential PSUs and residential customer relationships. Cable One is currently in the process of aligning Hargray’s methodology with its methodology so that future PSU and customer relationship counts used in ARPU calculations are determined on the same basis.

(2)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(3)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.